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                                                                   EXHIBIT 99.19


                       PURCHASE AND STANDSTILL AGREEMENT



         This PURCHASE AND STANDSTILL AGREEMENT ("Agreement") is made as of April 26, 1996 by and among GIANT GROUP, LTD., a Delaware corporation ("GIANT"), Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and CKE Restaurants Inc., a Delaware corporation ("CKE").

                             R  E  C  I  T  A  L  S

         This Agreement is made with reference to the following facts and objectives:

         A. GIANT, Fidelity, CKE and certain other persons are parties to that certain action entitled GIANT GROUP, LTD. v. William P. Foley, II; CKE Restaurants, Inc.; Fidelity National Financial, Inc.; William Davenport and Robert Martyn (and related counterclaims), currently pending in the United States District Court for the Central District of California (Case No. SACV 95-1095 LHM (EEx)) (the "Civil Action").

         B. GIANT and its wholly owned subsidiary KCC Delaware Company, a Delaware corporation ("KCC"), are the owners of an aggregate of 7,430,302 shares of the outstanding common stock, par value $.10 per share (the "Rally's Stock"), of Rally's Hamburgers, Inc., a Delaware corporation ("Rally's").

         C. Fidelity is the beneficial owner of 705,489 shares of the outstanding common stock, par value $.01 per share (the "GIANT Stock"), of GIANT.

         D. GIANT, Fidelity and CKE are parties to a Settlement Agreement and Release (the "Settlement Agreement") pursuant to which the Civil Action will be dismissed.

         E. The obligations of the parties to the Settlement Agreement are conditioned upon the execution by GIANT, Fidelity and CKE of this Agreement.

                               A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

         1.      Sale of Stock.

                 a. Fidelity hereby agrees to sell to GIANT, and GIANT hereby agrees to purchase from Fidelity, 705,489 shares of GIANT Stock for a purchase price of $8.625 per share, payable in cash.

                             Page 24 of 38 Pages
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                 b.       GIANT hereby agrees to sell, or cause KCC to sell, to
CKE, and CKE hereby agrees to purchase from GIANT or KCC, as applicable, 2,350,432 shares of Rally's Stock for a price of $1.75 per share, payable in cash.

                 c. GIANT hereby agrees to sell, or cause KCC to sell, to Fidelity, and Fidelity hereby agrees to purchase from GIANT or KCC, as applicable, 767,807 shares of Rally's Stock for an aggregate purchase price of $638,172.38, payable in cash.

         2.      Closing.

                 a. The closing of the purchase and sale of the Rally's Stock (the "Closing") shall take place on May 3, 1996 at 5:00 p.m., Los Angeles time, at the offices of Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP ("Christensen, White"), 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067, provided, however, that GIANT may in its sole discretion elect to have the Closing take place on May 6, 1996 at 10:00 a.m., Los Angeles time, at the offices of Christensen, White.

                 b. At the Closing: (i) Fidelity shall deliver to GIANT stock certificate(s), duly endorsed for transfer or accompanied by separate stock transfer powers, representing an aggregate of 705,489 shares of GIANT Stock and $638,172.38 in cash; and (ii) GIANT shall deliver to Fidelity stock certificate(s) duly endorsed for transfer or accompanied by separate stock transfer powers, representing an aggregate of 767,807 shares of Rally's Stock and $6,084,842.63 in cash.

                 c. At the Closing, GIANT shall deliver to CKE stock certificate(s), duly endorsed for transfer or accompanied by separate stock transfer powers, representing an aggregate of 2,350,432 shares of Rally's Stock and CKE shall deliver to GIANT $4,113,256.00 in cash.

         3.      Grant of Options.

                 a. Subject to paragraph c. of this Section 3, GIANT hereby grants to (i) Fidelity an irrevocable option (the "Fidelity First Option") to purchase from GIANT, on the terms and conditions set forth herein, 587,607 shares of Rally's Stock for an exercise price of $3.00 per share and
(ii) CKE an irrevocable option (the "CKE First Option" and together with the Fidelity First Option, the "First Options") to purchase from GIANT, on the terms and conditions set forth herein 587,607 shares of Rally's Stock for an exercise price of $3.00 per share.

                 b. Subject to paragraph c. of this Section 3, GIANT hereby grants to (i) Fidelity an irrevocable option (the "Fidelity Second Option") to purchase from GIANT, on the terms and conditions set forth herein, 587,607 shares of Rally's Stock for an exercise price of $4.00 per share and
(ii) CKE an irrevocable option (the "CKE Second Option" and together with the Fidelity Second Option, the "Second Options") to





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purchase from GIANT, on the terms and conditions set forth herein 587,607 shares of Rally's Stock for an exercise price of $4.00 per share.

                 c. In the event of any change in the Rally's Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or of any similar change affecting the Rally's Stock (a "Recapitalization Event"), the number and class of shares or other consideration which thereafter may be acquired upon exercise of the First Options and the Second Options and the exercise price of such options following the Recapitalization Event, shall be appropriately adjusted consistent with such change such that Fidelity and CKE shall upon exercise of the First Options and Second Options after such Recapitalization Event, to the extent such options are exercisable, receive the same securities and other consideration as they would have received had they exercised the First Options and Second Options immediately prior to the Recapitalization Event.

                 d. In the event that Fidelity or CKE shall not purchase the Rally's Stock pursuant to Section 7 hereof, then the First Options and the Second Options shall be void.

         4.      Exercise of the Options.

                 a. Unless earlier terminated pursuant to Section 5 hereof and subject to the requirements of Section 9 hereof, the Fidelity First Option and the CKE First Option may be exercised by Fidelity and CKE, respectively, in whole or in part at any time after the date hereof until 5:00 p.m., Los Angeles time, on the first anniversary of the date hereof, provided, however, that if CKE shall not have exercised the CKE First Option on or before April 21, 1997 then thereafter until the first anniversary of the date hereof either Fidelity or CKE may exercise the CKE First Option (but GIANT shall not be obligated to sell more than 587,607 shares of Rally's Stock pursuant to the CKE First Option). Thereafter the First Options may not be exercised.

                 b. Unless earlier terminated pursuant to Section 5 hereof and subject to the requirements of Section 9 hereof, the Fidelity Second Option and the CKE Second Option may be exercised by Fidelity and CKE, respectively, in whole or in part at any time after the date hereof until 5:00 p.m., Los Angeles time, on the second anniversary of the date hereof, provided, however, that if CKE shall not have exercised the CKE Second Option on or before April 20, 1998 then thereafter until the second anniversary of the date hereof either Fidelity or CKE may exercise the CKE Second Option (but GIANT shall not be obligated to sell more than 587,607 shares of Rally's Stock pursuant to the CKE Second Option). Thereafter the Second Options may not be exercised.

                 c. Fidelity and CKE may exercise the First Options and/or the Second Options, as applicable, by delivering written notice (the "Exercise Notice") to GIANT at





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the address set forth in Section 15 hereof.  The Exercise Notice shall set forth which of the options are being exercised and the number of Rally's Shares to be purchased.

                 d. The closing of the purchase and sale of the Rally's Stock pursuant to the First Options and/or the Second Options (a "First Option Closing" and a "Second Option Closing," respectively) shall occur three (3) business days following receipt by GIANT of the applicable Exercise Notice.

                 e. At each First Option Closing and Second Option Closing, if the First Options and the Second Options, respectively, are exercised GIANT will deliver to Fidelity and/or CKE, as applicable, stock certificate(s), duly endorsed for transfer or accompanied by separate stock transfer powers, representing the number of shares of Rally's Stock to be purchased and Fidelity and/or CKE, as applicable, shall deliver to GIANT the purchase price for the Rally's Stock to be purchased. Such purchase price shall be paid in cash.

         5. Rights of First Refusal on Sales of Rally's Stock by Fidelity or CKE.

                 a. If, prior to the tenth (10th) anniversary of the date hereof, Fidelity or CKE proposes to sell shares of Rally's Stock, Fidelity or CKE, as applicable, shall give notice to GIANT (the "Fidelity/CKE Sale Notice") of their intent to sell such shares of Rally's Stock. A Fidelity/CKE Sale Notice shall set forth the number of shares of Rally's Stock proposed to be sold and the proposed sales price of such shares. A Fidelity/CKE Sale Notice shall constitute an offer by Fidelity or CKE, as applicable, to sell the Rally's Stock described therein to GIANT for the price set forth in the Fidelity/CKE Sale Notice.

                 b. If GIANT elects to purchase the shares of Rally's Stock described in the Fidelity/CKE Sale Notice: (i) GIANT shall give written notice to Fidelity or CKE, as applicable, of such election within four (4) business days after receipt of the Fidelity/CKE Sale Notice; and (ii) the closing of such purchase shall take place at 10:00 a.m., Los Angeles time, on the sixth (6th) business day following receipt by GIANT of the Fidelity/CKE Sale Notice at the offices of Christensen, White, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067. If GIANT elects not to purchase the Rally's Stock described in the Fidelity/CKE Sale Notice or shall not respond to the Fidelity/CKE Sale Notice within the time specified herein, Fidelity or CKE, as applicable, shall be entitled to sell the Rally's Stock described in the Fidelity/CKE Sale Notice for a price per share no less than that specified in the Fidelity/CKE Sale Notice, provided however, that if such sale is not consummated within thirty (30) days of the date of the Fidelity/CKE Sale Notice then Fidelity and CKE may not sell such shares without renewed compliance with the provisions of this Section 5.





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   6.      Early Termination of Options; Rights of First Refusal on Sales of
           Rally's Stock by GIANT.

                 a. If, prior to the tenth (10th) anniversary of the date hereof, GIANT proposes to sell shares of Rally's Stock, GIANT shall give notice to Fidelity and CKE (the "GIANT Sale Notice") of its intent to sell such shares of Rally's Stock. A GIANT Sale Notice shall set forth the number of shares of Rally's Stock proposed to be sold and the proposed sales price of such shares.

                 b. A GIANT Sale Notice delivered on or prior to December 31, 1996 or after the period the First Options and Second Options are exercisable, shall constitute an offer to Fidelity and CKE to sell the Rally's Stock described in the GIANT Sale Notice to them (in equal amounts unless otherwise agreed between them) for the price set forth in the GIANT Sale Notice.

                 c. A GIANT Sale Notice delivered after December 31, 1996 and during the period the First Options and the Second Options are exercisable shall constitute an offer to Fidelity and CKE to sell the Rally's Stock described in the GIANT Sale Notice for the lower of (i) the price set forth in the GIANT Sale Notice and (ii) the exercise price of the First Options to the extent exercisable or the Second Options to the extent exercisable. In the event that following such sale GIANT would not own a sufficient number of shares of Rally's Stock to permit the exercise in full of the First Options and the Second Options, the number of shares of Rally's Stock subject to the First Options and Second Options shall be reduced by the number of shares of Rally's Stock which are subject to a GIANT Sale Notice delivered after December 31, 1996 and during the period the First Options and the Second Options are exercisable and only to the extent the Rally's Stock GIANT owns following such sale is below the amount needed to satisfy GIANT's obligations under the First Options and the Second Options, whether or not such shares are purchased by Fidelity and/or CKE. Such reduction shall apply first equally to the First Options until no shares of Rally's Stock are subject to the First Options and then equally to the Second Options.

                 d. If Fidelity and/or CKE elects to purchase the shares of Rally's Stock described in a GIANT Sale Notice: (i) Fidelity and/or CKE, as applicable, shall give written notice to GIANT of such election within three
(3) business days after receipt of the Sale Notice, provided, however, that if CKE shall not elect to purchase the shares of Rally's Stock within such time period, then Fidelity may elect to purchase such shares by giving written notice to GIANT of such election within four (4) business days after receipt of the GIANT Sale Notice; and (ii) the closing of such purchase shall take place at 10:00 a.m., Los Angeles time, on the sixth (6th) business day following receipt by Fidelity and CKE of the GIANT Sale Notice at the offices of Christensen, White, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067. If Fidelity and CKE elect not to purchase the Rally's Stock described in the GIANT Sale Notice or shall not respond to the GIANT Sale Notice within the time specified herein, GIANT shall be





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entitled to sell the Rally's Stock described in the GIANT Sale Notice, for a price per share no less than that specified in the GIANT Sale Notice, provided however, that if such sale is not consummated within thirty (30) days of the date of the GIANT Sale Notice then GIANT may not sell such shares without renewed compliance with the provisions of this Section 6.

         7. Due Diligence. From the date hereof through 11:00 a.m. Los Angeles time on May 3, 1996, CKE and Fidelity may conduct such due diligence investigation of the operations, books and records of Rally's as they determine to be advisable. At any time through and including 11:00 a.m. Los Angeles time, on May 3, 1996, Fidelity and/or CKE may notify GIANT of its intent not to purchase the Rally's Stock as provided in Sections 1.b. and 1.c. hereof, in which case they shall not be obligated to purchase such shares.

         8.      Standstill Provisions.

                 a.       From the date hereof through and including the tenth
(10th) anniversary of the date hereof Fidelity agrees that, without GIANT's prior written consent, Fidelity will not:

                          (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise beneficial ownership of any GIANT Stock or other voting securities of GIANT (collectively with the GIANT Stock, the "Voting Securities") or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities if immediately after such acquisition, Fidelity would own Voting Securities representing more than 0.5% of the total voting power of all outstanding Voting Securities (after giving effect to the transactions provided for in Section 1.a.);

                          (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

                          (iii) make any statement or proposal, whether written or oral, to the Board of Directors of GIANT, or to any director, officer or agent of GIANT, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with GIANT or any other transaction which could result in a change





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         of control, or solicit or encourage any other person to make such statement or proposal;

                          (iv) after consummation of the transactions described in Sections 1.a. and 1.b. hereof, form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of GIANT;

                          (v) otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of GIANT;

                          (vi) make a public request to GIANT (or its directors, officers, shareholder's employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or By-Laws of GIANT, the GIANT Stockholders Rights Plan or Rights issued pursuant thereto, including without limitation any public request to permit Fidelity or any other person to take any action not permitted by this Section 8.a.;

                          (vii) take any action which might require GIANT to make a public announcement regarding the possibility of any transaction referred to in paragraph (iii) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

                          (viii)  disclose any intention, plan or arrangement
inconsistent with the foregoing.

                 b. For purposes of this Section 8 the term "Fidelity" shall include Fidelity, its officers, directors, affiliates and associates and their respective family members.

         9.      Future Acquisitions of Rally's Stock by Fidelity and CKE.
For so long as the 9 7/8% Senior Notes (the "Senior Notes") issued by Rally's are outstanding, Fidelity and CKE each agree that neither they nor their affiliates will, individually or as part of a group of persons, take any action that would cause them to become the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), whether pursuant to the exercise of the First Options or the Second Options or otherwise, of 35% or more of the combined voting power of the then outstanding voting stock of Rally's without first obtaining (i) approval of the Board of Directors of Rally's, and (ii) a waiver from the holders of the Senior Notes of the provisions of Section 4.14 of the Indenture pursuant to which the Senior Notes were issued.





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         10.     Future Acquisitions of Rally's Stock by GIANT

                 a. In the event that GIANT or its affiliates (other than Rally's) shall purchase additional shares of Rally's Stock (other than on exercise of a first refusal right pursuant to Section 5 hereof), GIANT shall give notice to Fidelity and CKE (the "Purchase Notice") of such purchase. The Purchase Notice shall set forth the number of shares of Rally's Stock purchased and the average purchase price of such shares. Fidelity and CKE may, upon written request to GIANT received within three (3) business days after receipt of the Purchase Notice, purchase from GIANT, for the same average price set forth in the Purchase Notice, a portion of the shares of Rally's Stock described in the Purchase Notice such that following such purchases the proportional ownership of Rally's Stock among GIANT, Fidelity and CKE shall be the same as immediately prior to such purchases (without giving effect to the First Options and Second Options to the extent not exercised); provided, however, that if Fidelity or CKE shall not elect to purchase shares of Rally's Stock pursuant to a Purchase Notice, the other party may purchase all the shares of Rally's Stock described in the Purchase Notice.. If Fidelity and/or CKE elects to purchase the shares of Rally's Stock described in the Purchase Notice the closing of such purchase shall take place at 10:00 a.m. on the sixth
(6th) business day following receipt by Fidelity and CKE of the Purchase Notice at the offices of Christensen, White, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067.

                 b. GIANT agrees that neither it nor its affiliates will individually or as part of a group of persons, become the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of 35%, or more of the combined voting power of Rally's without the consent of Fidelity and CKE.

                 c. In the event that GIANT on the one hand, and Fidelity and CKE on the other hand, shall each own at least 34.0% of the outstanding Rally's Stock (without giving effect to the First Options and Second Options to the extent not exercised), the parties agree that at each election of directors of Rally's, GIANT may nominate up to one-half of the number of directors to be elected and Fidelity and CKE may nominate up to one-half of the number of directors to be elected. The parties further agree that they will vote all shares of Rally's Stock owned by them in favor of the election of the nominees of the other parties. In addition, if one, but not both, of GIANT on the one hand, and Fidelity and CKE on the other hand, own at least 34.0% of the outstanding Rally's Stock (without giving effect to the First Options and Second Options to the extent not exercised), the parties agree that at each election of directors the party(ies) owning at least 34.0% of the outstanding Rally's Stock may nominate up to one-half of the number of directors to be elected and the other party(ies) will vote all shares of Rally's Stock owned by them in favor of such nominees.

                 d. The provisions of this Section 10 shall expire and be of no further force or effect on the tenth (10th) anniversary of the date hereof.





                             Page 31 of 38 Pages
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                 e.       In the event that Fidelity or CKE shall elect not to
purchase the Rally's Stock pursuant to Section 7 hereof, then this Section 10 shall be of no force or effect.

         11.     Conditions to CKE's Obligation to Purchase Rally's Stock.
The obligation of CKE to purchase the Rally's Stock shall be conditioned upon, in addition to any other conditions contained herein, (i) the approval by the Board of Directors of Rally's of CKE as an Interested Stockholder (as defined in Section 203 of the General Corporation Law of the State of Delaware) (ii) the election of two (2) persons designated by CKE to the Board of Directors of Rally's conditioned upon the occurrence of the Closing, and (iii) CKE shall not have notified GIANT in accordance with Section 7 hereof of CKE's election not to purchase the Rally's Stock.

         12. Representation and Warranties of Fidelity and CKE. Fidelity and CKE, severally and not jointly, hereby represent and warrant to GIANT as follows:

                 a. Fidelity and CKE are each purchasing the Rally's Stock (including the Rally's Stock to be purchased upon exercise of the First Option and the Second Option) for their own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Fidelity and CKE acknowledge that the Rally's Stock acquired from GIANT will be "restricted securities" under the Securities Act of 1933, as amended. Fidelity and CKE further acknowledge that the certificates representing the Rally's Stock acquired by them from GIANT will contain appropriate legends to indicate that such Rally's Stock are "restricted securities." Fidelity and CKE agree that they will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Rally's Stock in violation of applicable securities laws.

                 b. Fidelity and CKE each has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Rally's Stock.

                 c. This Agreement has been duly and validly authorized, executed and delivered by Fidelity and CKE, and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms.

                 d. Fidelity and its wholly owned subsidiary Fidelity National Title Insurance Company of Pennsylvania are the sole record and beneficial owners of the shares of GIANT Stock to be sold to GIANT pursuant to this Agreement and upon payment therefor and delivery thereof at the Closing as provided herein, GIANT will own the shares of GIANT Stock purchased free and clear of all claims, liens and encumbrances other than those created by GIANT.





                             Page 32 of 38 Pages
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                 e.       The execution and delivery of this Agreement by
Fidelity and CKE do not, and the performance by them of their obligations hereunder will not, violate, conflict with or result in a breach of any agreement to which Fidelity or CKE is a party which would cause a material adverse effect on the business or assets of Fidelity or CKE.

         13. Representations and Warranties of GIANT. GIANT hereby represents, warrants and covenants to Fidelity and CKE as follows:

                 a. GIANT and KCC are the sole record and beneficial owners of the shares of Rally's Stock to be sold to Fidelity and CKE pursuant to this Agreement and upon payment therefor and delivery thereof at the Closing, the First Option Closing and/or the Second Option Closing, as applicable, Fidelity and CKE will own the shares of Rally's Stock purchased free and clear of all claims, liens and encumbrances other than those created by GIANT.

                 b. This Agreement has been duly and validly authorized, executed and delivered by GIANT and constitutes a valid and binding agreement of it, enforceable against it in accordance with its terms.

                 c. The Form 10-K of Rally's for the year ended December 31, 1995 (the "Form 10-K") and any filings made by Rally's with the Securities and Exchange Commission since December 31, 1995 comply in all material respects with applicable securities laws and regulations. None of such filings contain any misstatements of material fact or fail to state all material facts necessary to make the statements therein not misleading. The capitalization of Rally's is as set forth in the Form 10-K.

                 d. GIANT agrees that until the tenth (10th) anniversary of the date hereof it shall not, without the consent of Fidelity and CKE, take any action to increase the size of the Board of Directors of Rally's and shall vote its shares in favor of the two persons designated by CKE pursuant to
Section 11 hereof (and their successors).

                 e. The execution and delivery of this Agreement by GIANT does not, and the performance by it of its obligations hereunder will not, violate, conflict with or result in a breach of any agreement to which GIANT or Rally's is a party which would cause a material adverse effect on the business or assets of GIANT or Rally's.

         14. Entire Agreement. This Agreement, together with the Settlement Agreement and any exhibits attached hereto and thereto shall be deemed to be the complete and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings or other agreements or statements between the parties and/or their representatives.





                             Page 33 of 38 Pages

         15. Notices. Any and all notices and demands by any party hereto to any other party, required or desired to be given hereunder, shall be in writing and shall be validly given or made only if (i) sent by United States mail, express, certified or registered, postage prepaid, return receipt requested, (ii) made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries, or (iii) sent by telecopy. The parties may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other. Notices sent by United States mail, express, certified or registered or by Federal Express or other similar delivery service shall be deemed received upon receipt or attempted delivery. Notices sent by telecopy shall be deemed received upon electronic confirmation of transmission. Notices shall be sent to the parties as follows:

     To GIANT:                 GIANT GROUP, LTD.
                               150 El Camino Drive, Suite 303
                               Beverly Hills, California 90212
                               Attention:  Chief Executive Officer
                               Fax:  (310) 273-5249

          with a copy to:      Gary N. Jacobs, Esq.
                               Christensen, White, Miller, Fink, Jacobs, Glaser
                               & Shapiro, LLP
                               2121 Avenue of the Stars,
                               18th Floor Los Angeles,
                               California 90067
                               Fax:  (310) 556-2920

     To Fidelity:              Fidelity National Financial, Inc.
                               17911 Von Karman Avenue, Suite 500
                               Irvine, California 92714
                               Attention:  Andrew Puzder, Esq.
                               Fax:  (714) 622-4116

          with a copy to:      Lawrence Lederman, Esq.
                               Milbank, Tweed, Hadley & McCloy
                               One Chase Manhattan Plaza
                               New York, New York 10005
                               Fax:  (212) 530-5219

     To CKE:                   CKE Restaurants, Inc.
                               1200 N. Harbor
                               Anaheim, California 92801
                               Attention:  Chief Executive Officer
                               Fax:  (714) 490-3965

          with a copy to:      Richard Goodman, Esq.





                             Page 34 of 38 Pages

                               Stradling Yocca, Carlson & Rauth
                               660 Newport Center Drive, Suite 1600
                               Newport Beach, California 92660
                               Fax:  (714) 725-4100

         16.     Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of California, without regard to conflicts of laws principles. The parties agree that the sole forum for any action relating to this Agreement shall be the appropriate state or federal court in Los Angeles County, California. Each party hereto consents to personal jurisdiction in such courts and waives all rights to contest the venue of any action brought in such courts relating to this Agreement.

         17.     Specific Performance.   The parties hereto acknowledge and
agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, in addition to any other remedies which they may have, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction.

         18.     Further Assurances.       Each party to this Agreement shall
execute all instruments and documents and take all actions as may reasonably be necessary in order to effectuate this Agreement.

         19.     Amendments.   This Agreement may be amended or modified only
in a writing executed by the party(ies) to this Agreement against whom enforcement of such amendment or modification is sought.

         20.     Construction.    Each party to this Agreement and its counsel
have reviewed and revised this Agreement. The rule of construction that any ambiguity shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         21. Survival. All representations, warranties and agreements contained herein shall survive the execution of this Agreement and the closing of the transactions contemplated hereby.

         22. Successors and Assigns; Assignment. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto shall be permitted to assign its rights under this Agreement other than to a wholly-owned subsidiary. No assignment or transfer permitted hereunder shall relieve any such assignor or transferor of any of its obligations hereunder and any assignee or transferee





                             Page 35 of 38 Pages
shall assume in writing all of the undertakings of assignor or transferor under this Agreement.

         23. Attorneys' Fees. Should an action be instituted by either of the parties hereto in any court of law or equity pertaining to the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover, in addition to any judgment or decree rendered therein, all court costs and reasonable attorneys' fees and expenses.

         24. Headings. All of the section headings herein are inserted for convenience only and shall have no meaning for purposes of this Agreement.

         25. Counterparts. This Agreement may be executed in any number of counterparts, which when so executed and delivered shall be deemed an original, and such counterparts shall constitute one and the same Agreement.

                  [remainder of page intentionally left blank]





                             Page 36 of 38 Pages

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                                              GIANT GROUP, LTD., a Delaware
                                              corporation


                                              by: /s/ BURT SUGARMAN
                                                  ------------------------------
                                              name: Burt Sugarman
                                              title: Chief Executive Officer


                                              Fidelity National Financial,
                                              Inc., a Delaware corporation


                                              by: /s/ WILLIAM P. FOLEY, II
                                                  ------------------------------
                                              name: William P. Foley, II
                                              title: Chairman of the Board
                                                     and Chief Executive Officer


                                              CKE Restaurants, Inc., a
                                              Delaware corporation


                                              by: /s/ WILLIAM P. FOLEY, II
                                                  ------------------------------
                                              name: William P. Foley, II
                                              title: Chairman of the Board
                                                     and Chief Executive Officer

                             Page 37 of 38 Pages